Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 9, 2005 accompanying the consolidated balance sheet of Ohio Castings Company, LLC and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2004, contained in the Registration Statement on Form S-1 and Prospectus of American Railcar Industries, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.

/s/  Grant Thornton LLP

Chicago, Illinois
December 12, 2005